Exhibit 10.1

FARMERS AND MERCHANTS BANCSHARES, INC

RESTRICTED STOCK UNIT (RSU) AWARD AGREEMENT

(Time-Vesting)

(Share-Settled)

Grant Date:	September 22, 2023 (the “Grant Date”)
Name of Grantee:	Gary A. Harris (the “Participant”)
Vesting Date(s) (each, a “Vesting Date”):	1/3 of RSUs on September 22, 2024 1/3 of RSUs on September 22, 2025 1/3 of RSUs on September 22, 2026
Number of RSUs subject to Award:	3,000

THIS RESTRICTED STOCK UNIT (RSU) AWARD AGREEMENT (this “Agreement”) is made on the last date set forth on the signature page hereto, with an effective date as of the Grant Date, by and between Farmers and Merchants Bancshares, Inc., a Maryland corporation (the “Company”), and the Participant.

R E C I T A L S:

WHEREAS, the Company has adopted the Farmers and Merchants Bancshares, Inc. 2023 Equity Compensation Plan (the “Plan”) pursuant to which the Company is authorized to grant equity-based awards to certain employees and service providers of the Company; and

WHEREAS, to induce Participant to continue to dedicate service to the Company and to materially contribute to the success of the Company, the Company agrees to grant Participant this award of Restricted Stock Units (“RSUs”);

WHEREAS, Participant acknowledges that a copy of the Plan has been furnished to Participant (and is also publicly filed) and shall be deemed a part of this Agreement as if fully set forth herein and the terms capitalized but not defined herein shall have the meanings set forth in the Plan;

WHEREAS, Participant acknowledges that a copy of a prospectus that summarizes the terms and conditions of the Plan has also been furnished to Participant in accordance with applicable law; and

WHEREAS, Participant desires to accept the award of RSUs granted pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    The Grant. Subject to the conditions set forth below, the Company hereby grants Participant, effective as of the Grant Date, as a matter of separate inducement and not in lieu of any salary or other compensation for Participant’s services for the Company, an award of RSUs (the “Award”) consisting of the number of RSUs set forth above in accordance with the terms and conditions set forth herein and in the Plan.

2.    Settlement of RSUs. Subject to Section 7, Section 21, Section 22, and Section 26 hereof, as soon as reasonably practicable after the RSUs vest as provided in Section 5 hereof (but in no event later than March 15th following the end of the calendar year in which the RSUs vest), the Company shall settle the vested RSUs in Shares by delivering one Share for each such RSU, rounded down in the event of a fraction. The Company, in its sole discretion, may elect to deliver the Shares in either certificated form or in electronic, book-entry form, with such legends or restrictions thereon as the Administrator may determine to be necessary or advisable to comply with applicable securities laws. Participant shall complete and sign any documents and take any additional action that the Company may request to enable it to deliver Shares on Participant’s behalf.

3.    No Stockholder Rights. Unless and until the RSUs are settled, Participant shall not have any rights of ownership in or with respect to the RSUs, including voting rights, rights to receive dividends or other distributions paid in respect of shares of Common Stock, or similar stockholder rights.

4.    Restrictions. The RSUs may not be sold, transferred or otherwise alienated or hypothecated until they have been settled as described in Section 2 hereof.

5.    Vesting Requirements.

(a)    Subject to the terms and conditions of this Agreement and of the Plan, the RSUs shall vest subject to the satisfaction of a time-based vesting condition applicable to each tranche of the RSUs, and none of the RSUs shall be considered earned until such vesting condition is satisfied. Participant shall be deemed to satisfy the time-based vesting condition with respect to each tranche of RSUs upon Participant’s continuous provision of services to the Company or an Affiliate as an employee in any managerial capacity (“Service”) from the Grant Date through each applicable Vesting Date reflected in the table at the beginning of this Agreement. If Participant fails to satisfy the time-based vesting condition with respect to a particular tranche of RSUs, then such tranche of RSUs shall lapse and be forfeited.

(b)    Change in Control. Notwithstanding paragraph (a) of this Section 5, and subject to the Administrator’s authority set forth in Section 12(c) of the Plan, upon the occurrence of a Change in Control, 100% of the RSUs reflected in the table at the beginning of this Agreement shall vest upon the Change in Control.

(c)    Employment Agreement; Severance Plan. Notwithstanding anything to the contrary contained in this Agreement, in the event of any conflict between this Section 5 and the provisions of (i) any written employment agreement between Participant and the Company or (ii) any Company severance plan under which Participant is a participant with respect to the vesting, acceleration or termination of equity awards upon a termination of Participant’s Service, the provisions most favorable to Participant under either this Agreement or under such employment agreement or severance plan, as applicable, shall control.

(d)    Leave of Absence. The Administrator may, in its sole discretion, determine that if Participant is on leave of absence for any reason, then he shall be considered to be still in the Service of the Company; provided that rights to the RSUs during a leave of absence shall be limited to the extent to which those rights were earned or vested when the leave of absence began.

6.    Payment of Taxes. In connection with Participant’s receipt of Shares or cash pursuant to the settlement of the Award and/or Participant’s disposition of any such Shares, Participant (or any person permitted to receive such Shares or cash or to dispose of such Shares in the event of Participant’s death) shall be responsible for satisfying withholding taxes and other tax obligations relating to the Award or payment. The Company may (a) require that Participant pay to the Company the amount of any federal, state or local taxes that the Company is required to withhold with respect to the Award, (b) to the extent permitted by applicable law, deduct from other wages paid to Participant by the Company the amount of any withholding taxes due with respect to the Award, or (c) if the Administrator permits, allow Participant to elect to satisfy the Company’s tax withholding obligation with respect to Award through net withholding (which is a reduction of the amount of Shares or cash, as determined by the Administrator, otherwise issuable or deliverable pursuant to the Award or payment), with the maximum number of Shares that may be so withheld being the number of Shares having an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, local and/or foreign tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to the Award or payment, as determined by the Administrator. Participant acknowledges that there may be adverse tax consequences upon the transfer, vesting or settlement of the Award, the disposition of the underlying Shares or cash, and that Participant have been advised, and hereby are advised, to consult a tax advisor prior to such transfer, vesting, settlement, disposition or payment. Participant represents that Participant is in no manner relying on the Board, the Administrator, the Company or any of its Affiliates or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.

7.    Compliance with Securities Law and Plan Limits. Notwithstanding any provision of this Agreement to the contrary, to the extent RSUs are otherwise settleable in Shares but there are not sufficient Shares available for issuance under the Plan, the Administrator may elect to settle the RSUs in cash. Notwithstanding any provision of this Agreement to the contrary, the issuance of Shares shall be subject to compliance with all applicable requirements of federal, state, or foreign laws with respect to such securities and with the requirements of any stock exchange or market system upon which the Common Stock may then be listed. No Shares shall be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, Shares shall not be issued hereunder unless (a) a registration statement under the Securities Act is at the time of issuance in effect with respect to the Shares issued or (b) in the opinion of legal counsel to the Company, the Shares issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any Shares subject to the Award shall relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority has not been obtained; provided, however, that in such event, the Company shall settle the vested portion of this Award through payment of cash having a Fair Market Value equal to the number of Shares otherwise issuable. As a condition to any issuance hereunder, the Company may require Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company. From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate Persons to make Shares available for issuance. The Company may cause notations to be made next to the book entries (or a legend or legends put on certificates, if any) representing Shares to make appropriate reference to any applicable restrictions contemplated in this Section 7, which shall include a description of the effect of such restrictions.

8.    Right of the Company and Affiliates to Terminate Employment or Services. Nothing in this Agreement confers upon Participant the right to continue in the employ of or performing services for the Company or any of its Affiliates or interfere in any way with the rights of the Company or any of its Affiliates to terminate Participant’s employment or service relationship at any time.

9.    Corporate Acts. The existence of the RSUs shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company, any sale, lease, exchange, or other disposition of all or any part of its assets or business, or any other corporate act or proceeding.

10.    Furnish Information. Participant agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.

11.    Remedies. The parties to this Agreement shall be entitled to recover from each other reasonable attorneys’ fees incurred in connection with the successful enforcement of the terms and provisions of this Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.

12.    No Liability for Good Faith Determinations. The members of the Board and of the Administrator shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the RSUs granted hereunder.

13.    Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of Shares or other property to Participant, or to his legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Company may require Participant or Participant’s legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.

14.    No Guarantee of Interests. The Administrator, the Board and the Company do not guarantee the Shares from loss or depreciation.

15.    Notice. All notices required or permitted under this Agreement must be in writing and personally delivered or sent by mail and shall be deemed to be delivered on the date on which it is actually received by the person to whom it is properly addressed or if earlier the date it is sent via certified United States mail. Any person entitled to notice hereunder may waive such notice in writing

16.    Successors. This Agreement shall be binding upon Participant, his legal representatives, heirs, legatees and distributees, and the Company and its successors and assigns.

17.    Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

18.    Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

19.    Governing Law. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of Maryland without giving any effect to any conflict of law provisions thereof, except to the extent Maryland state law is preempted by federal law. The obligation of the Company to deliver Shares hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, or delivery of such Shares.

20.    Amendment. Except as expressly provided otherwise in the Plan, this Agreement may be amended by the Board or by the Administrator at any time; provided that any amendment that would materially and adversely affect Participant’s rights hereunder shall not be effective without Participant’s consent.

21.    Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Board (or a committee thereof), all Shares granted and cash awarded under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company, which clawback policies or procedures may provide for forfeiture and/or recoupment of such Shares and cash. Notwithstanding any provision of this Agreement to the contrary, the Company reserves the right, without Participant’s consent, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect.

22.    The Plan. This Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan.

23.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of this Agreement by facsimile or portable document format (.pdf) attachment to electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

24.    Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which Participant has access. Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that Participant’s electronic signature is the same as, and shall have the same force and effect as, Participant’s manual signature.

25.    Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Award granted hereby; provided, however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment, consulting and/or severance agreement or severance plan between the Company (or an Affiliate or other entity) and Participant in effect as of the date a determination is to be made under this Agreement. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. In this Agreement, unless otherwise stated, the following uses apply: (a) “including” (and like terms) means “including, without limitation” (and like terms); and (b) references to Sections and exhibits are to Sections and exhibits in and to this Agreement.

26.    Acknowledgements Regarding Section 409A of the Code. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Participant on account of non-compliance with Section 409A. Notwithstanding the foregoing, Participant acknowledges that if Participant is deemed a “specified employee” within the meaning of Section 409A, as determined by the Administrator, at a time when Participant becomes eligible for settlement of the RSUs upon “separation from service” within the meaning of Section 409A, then to the extent this Agreement provides for “nonqualified deferred compensation” and to the extent necessary to prevent any accelerated or additional tax under Section 409A, such settlement shall be delayed until the earlier of: (a) the date that is six months following Participant’s separation from service and (b) Participant’s death. All installment payments under this Agreement shall be deemed separate payments for purposes of Section 409A.

27.    No Advice Regarding Grant. Notwithstanding anything herein to the contrary, Participant acknowledges and agrees that the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan or Participant’s acquisition or sale of the underlying Shares received upon settlement of the RSUs. Participant is hereby advised to consult with his own personal tax, legal and financial advisors regarding his participation in the Plan before taking any action related to the Plan.

[Signatures Appear on Next Page]

[Signature Page]

IN WITNESS WHEREOF, the Company and Participant have executed this agreement as of the dates set forth below.

FARMERS AND MERCHANTS BANCSHARES, INC.

By:	/s/ Bruce L. Schindler
Name:	Bruce L. Schindler
Title:	Chairman of the Board

Date:	October 24, 2023

PARTICIPANT

By:	/s/ Gary A. Harris
Date:	October 24, 2023